Exhibit 15.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Ambow Education Holding Ltd. on Form F-3 (File No. 333-264878) of our report dated March 28, 2025, with respect to our audits of the consolidated financial statements of Ambow Education Holding Ltd. as of December 31, 2024 and 2023, the related consolidated statements of operations and comprehensive (loss) income, changes in equity and cash flows for each of the three years in the period ended December 31, 2024, and the related notes, which report is included in this Annual Report on Form 20-F of Ambow Education Holding Ltd. for the year ended December 31, 2024.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

March 28, 2025